                                                                    EXHIBIT 10.1



                                                         As of January 1, 1997



Peter Bachmann
5139 Bellaire Avenue
North Hollywood, CA 91607


Dear Mr. Bachmann:


        Spelling Entertainment Group, Inc. ("Spelling"), having an address at 5700 Wilshire Boulevard, Los Angeles, California 90036, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

        1. Term. The term of your employment hereunder shall commence on January 1, 1997 and, unless terminated by Spelling or you pursuant to paragraph 8 hereof, shall continue through and until January 1, 2000. The period from January 1, 1997 through January 1, 2000 shall hereinafter be referred to as the "Employment Term" notwithstanding any earlier termination pursuant to paragraph 8.

        2. Duties. During the Employment Term, you agree to devote substantially all of your business time, attention and energies to the business of Spelling. You will be President of Spelling and you agree to perform such duties, and such other duties reasonable and consistent with such office as may be assigned to you from time to time by the Board of Directors of Spelling (the "Board"). Your principal place of business shall be at Spelling's headquarters in the metropolitan Los Angles area.

        3.     Compensation.

               (a) Salary: For all the services rendered by you in any capacity hereunder, Spelling agrees to pay you the sum of Six Hundred Seventy-Five Thousand Dollars ($675,000) per annum ("Salary"), payable in accordance with Spelling's then effective payroll practices. Your Salary will be increased on January 1, 1998 to Seven Hundred Twenty-Five Thousand Dollars ($725,000) per annum and on January 1, 1999 to Seven Hundred Ninety-Five Thousand Hundred Dollars ($795,000) per annum.

Peter Bachmann
As of January 1, 1997
Page 2



               (b) Bonus Compensation: In addition to your Salary, you shall be entitled to receive bonus compensation ("Bonus") for each of the calendar years during the Employment Term, determined and payable as follows:

                      (i) Your Bonus for each of the calendar years during the Employment Term will be based upon a measurement of performance against established objectives in accordance with the Spelling Short-Term Incentive Plan, as the same may be amended from time to time.

                      (ii) The target for your Bonus ("Target Bonus") for each of the calendar years during the Employment Term shall be 50% of your then current Salary.

                      (iii) Your Bonus for any calendar year shall be payable by February 28 of the following calendar year.

               (c)    Long-Term Incentive Compensation.

                      (i) In addition to your Salary and Bonus, you shall receive an annual grant (the "Annual Grant") under Spelling's 1994 Stock Option Plan or any successor plans for each of the calendar years during the Employment Term of stock options to purchase no less than 125,000 shares of Spelling's Common Stock; provided, that the amount of the Annual Grant shall be adjusted in the event of a stock split or stock dividend. Each Annual Grant shall be made as of the date as of which the Board or any Committee thereof shall award the major stock option grant to Spelling's senior executives for such calendar year.

                      (ii) If a "Triggering Event" (as defined in clause (iii) below) occurs during the Employment Term, the vesting of all stock options granted to you whether under Spelling's 1987 Stock Option Plan, Spelling's 1994 Stock Option Plan or any successor Spelling plans or otherwise (collectively, the "Spelling Stock Option Plans") that are not exercisable as of the date of Triggering Event will be accelerated and such

Peter Bachmann
As of January 1, 1997
Page 3



                             stock options will become fully exercisable and vested as of the date of the Triggering Event specified in clause (iii)(x) and (y) below and as of the day immediately preceding the Triggering Event specified in clause (iii)(z) below.

                     (iii) A "Triggering Event" means the happening of any of the following:

                             (x) When any person or group other than Viacom Inc. or any affiliate of Viacom Inc. or any successor of Viacom Inc. or such affiliate becomes the beneficial owner of securities of Spelling representing 50% or more of the combined voting power of Spelling's then outstanding securities;

                             (y) The liquidation of Spelling or the sale or other disposition of all or substantially all of the assets of Spelling; or

                             (z) Spelling goes private in a transaction subject to Rule 13e-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

                                  For purposes of this clause (iii), "affiliate" shall have the meaning provided in Rule 144 under the Securities Act of 1933; "beneficial owner" shall have the meaning provided in Rule 13d-3 under the Exchange Act; "group" shall have the meaning provided in Section 13(d) of the Exchange Act; and "person" shall have the meaning provided in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

                     (iv) In the event that Spelling or Viacom Inc. establishes for its executives a non-stock based long-term incentive compensation plan, you will be eligible to participate in such plan on the same basis as other senior executives which may entail adjusting your participation in the Spelling Stock Option Plans as set forth in clause (i) above.

Peter Bachmann
As of January 1, 1997
Page 4



        4. Benefits. You shall be entitled to participate in such medical, dental and life insurance, 401(k), pension and other plans as Spelling from time to time may have or establish and in which you would be entitled to participate pursuant to the terms thereof. The foregoing, however, shall not be construed to require Spelling to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits you may be entitled to as an employee of Spelling shall be based upon your Salary, as set forth in paragraph 3(a) hereof, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise. You shall be entitled to four (4) weeks of vacation.

        5.     Business Expenses; Indemnification.

               (a) Business Expenses. During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed to senior executives of Spelling. You shall be entitled to a car allowance in the amount of One Thousand Dollars ($1,000) per month.

               (b) Indemnification. Spelling shall indemnify, defend and hold you harmless for any claims, losses or damages (including reasonable attorney's fees) resulting from your carrying out the duties provided herein, except that Spelling shall not be required to indemnify, defend, or hold you harmless for claims, losses and damages resulting from your gross negligence or malfeasance.

        6.     Exclusive Employment, Confidential Information, Etc.

               (a) Non-Competition. You agree that your employment hereunder is on an exclusive basis, and that during the period ending on the last day of the Employment Term or, if earlier, the date of the termination of your employment pursuant to paragraph 8(b) or 8(c) hereof or eighteen (18) months after the termination of your employment pursuant to paragraph 8(a) hereof (the "Non-Compete Period"), you will not engage in any other business activity which is in conflict with your duties and obligations hereunder. You agree that, during the Non-Compete Period, you shall not directly or indirectly engage in or participate as an officer, employee, director, agent

Peter Bachmann
As of January 1, 1997
Page 5



of or consultant for any business directly competitive with that of Spelling, nor shall you make any investments in any company or business competing with Spelling; provided, however, that nothing herein shall prevent you from investing as less than a one (1%) percent shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

               (b) Confidential Information. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of Spelling or Viacom Inc. ("Viacom") (except as may be required by law or in the performance of your duties hereunder consistent with Spelling's policies) and that you will comply with any confidentiality obligations of Spelling or, to the extent known to you, Viacom to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or (ii) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

               (c) No Employee Solicitation. You agree that, during the Employment Term and for one (1) year thereafter, you shall not, directly or indirectly, engage, employ, or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of Spelling, Viacom or any of Viacom's affiliates.

               (d) Spelling Ownership. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with Spelling, Viacom and/or any of Viacom's affiliates and any works in progress, shall be works-made-for-hire and Spelling shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not such rights are now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Spelling determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Spelling under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not such rights are now or hereafter known, existing, contemplated, recognized or developed to Spelling, and Spelling shall have the right to use the same

Peter Bachmann
As of January 1, 1997
Page 6

in perpetuity throughout the universe in any manner Spelling determines without any further payment to you whatsoever. You shall, from time to time, as may be requested by Spelling, at Spelling's sole cost and expense, do any and all reasonable things which Spelling may deem useful or desirable to establish or document Spelling's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Spelling of any rights of ownership to which Spelling may be entitled by operation of law by virtue of Spelling being your employer.

               (e) Litigation. You agree that, during the Employment Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding, (i) you shall not communicate with anyone (other than your own attorneys and tax advisors and, except to the extent necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Spelling, Viacom or any of Viacom's affiliates, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Spelling or Spelling's counsel, and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify Spelling's counsel.

               (f) No Right to Write Books, Articles, Etc. During the Employment Term, except as authorized by Spelling or Viacom, you shall not prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations concerning Spelling, Viacom or any of Viacom's affiliates or any of their officers, directors, agents, employees, suppliers or customers.

               (g) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Spelling shall remain the exclusive property of Spelling. In the event of the termination of your employment for any reason, Spelling reserves the right, to the extent permitted by law and in addition to any other remedy Spelling may have, to deduct from any monies otherwise payable to you the following: (i) the full amount of any specifically determined debt you owe to Spelling, Viacom or any of Viacom's

Peter Bachmann
As of January 1, 1997
Page 7



affiliates at the time of or subsequent to the termination of your employment with Spelling, and (ii) the value of the Spelling property which you retain in your possession after the termination of your employment with Spelling. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

               (h) Non-Disparagement. You agree that you shall not, during the Employment Term and for one (1) year thereafter, in any communications with any customer or client of Spelling, Viacom or any of Viacom's affiliates, criticize, ridicule or make any statement which disparages or is derogatory of Spelling, Viacom or any of Viacom's affiliates or any of their officers, directors, agents or employees.

               (i) Injunctive Relief. Spelling has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) hereof will result in irreparable damage to Spelling and/or Viacom, and, accordingly, Spelling and/or Viacom may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Spelling and/or Viacom.

               (j) Survival; Modification of Terms. Your obligations under paragraphs 6(a) through (i) hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of the Employment Term pursuant to paragraph 8 hereof or otherwise; provided, however, that your obligations under paragraph 6(a) hereof shall cease in the event that your employment terminates pursuant to paragraph 8(b) or 8(c) hereof. You and Spelling agree that the restrictions and remedies contained in paragraphs 6(a) through (i) hereof are reasonable and that it is your intention and the intention of Spelling that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

        7. Incapacity. In the event you become totally medically disabled and cannot substantially perform your duties at any time during the Employment Term, the Board, at any time after such disability has continued for 30 consecutive days, may determine that Spelling requires such duties and responsibilities be performed by another executive. In the event you become disabled, you will first receive benefits under

Peter Bachmann
As of January 1, 1997
Page 8



Spelling's short-term disability program for the first 26 weeks of consecutive absence. Thereafter, you will be eligible to receive benefits under the Spelling Long-Term Disability ("LTD") program in accordance with its terms. Upon receipt of benefits under the LTD program, you will also be entitled to receive a pro-rated Target Bonus for the calendar year in which such benefits commence.

        8.     Termination.

               (a) Termination for Cause. Spelling may, at its option, terminate this Agreement forthwith for "cause", and Spelling shall thereafter have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or to provide benefits under this Agreement. For purposes of this Agreement, termination of this Agreement for "cause" shall mean termination for embezzlement, fraud or other conduct which would constitute a felony, conviction of a felony, or willful unauthorized disclosure of confidential information, or if you at any time materially breach this Agreement (including, without limitation, your failure, neglect of or refusal to substantially perform your obligations hereunder as set forth in paragraphs 2 and 11 hereof), except in the event of your disability as set forth in paragraph
7. Anything herein to the contrary notwithstanding, Spelling will give you written notice prior to terminating this Agreement for your material breach setting forth the exact nature of any alleged breach and the conduct required to cure such breach. You shall have ten (10) business days from the giving of such notice within which to begin to cure.

               (b) Good Reason Termination. You may terminate your employment hereunder for "Good Reason" at any time during the Employment Term by written notice to Spelling not more than thirty (30) days after you learn or reasonably should have learned of the occurrence of the event constituting "Good Reason". Such notice shall state an effective date no later than ten (10) business days after the date it is given. Good Reason shall mean, without your prior written consent, other than in connection with the termination of your employment for "cause" (as defined above) or in connection with your permanent disability, the assignment to you by Spelling of duties substantially inconsistent with your positions, duties, responsibilities, titles or offices hereunder, the withdrawal of a material part of your responsibilities as set forth in paragraph 2, the material breach by Spelling of its material obligations hereunder, a reduction in your Salary or a reduction in benefits (other than in connection with a reduction in benefits applicable to all executives of a comparable level) or your relocation to offices more than 75 miles from your present location.

Peter Bachmann
As of January 1, 1997
Page 9



               (c) Termination Without Cause. Spelling may terminate your employment hereunder without "cause" (as defined above) at any time during the Employment Term by written notice to you.

               (d) Termination Payments, Etc. In the event that your employment terminates pursuant to paragraph 8(b) or 8(c) hereof, you shall be entitled to receive, subject to applicable withholding taxes:

                      (i) your Salary as provided in paragraph 3(a) until the end of the Employment Term, payable in accordance with Spelling's then effective payroll practices;

                      (ii) bonus compensation for each calendar year during the Employment Term equal to the Target Bonus, as set forth in paragraph 3(b);

                      (iii) your car allowance as provided in paragraph 5 until the end of the Employment Term, payable in accordance with Spelling's then effective payroll practices;

                      (iv) medical and dental insurance coverage under COBRA until the end of the Employment Term or, if earlier, the date on which you become eligible for medical and dental coverage from a third party employer; during this period, Spelling will pay an amount equal to the applicable COBRA premiums (or such other amounts as may be required by applicable law) (which amount will be included in your income for tax purposes to the extent required by applicable law); at the end of such period, you may elect to continue your medical and dental insurance coverage at your own expense for the balance, if any, of the period required by law;

                      (v) life insurance coverage until the end of the Employment Term (the amount of Salary covered by such insurance to be reduced by the amount of any salary payable to you by a third party); and

Peter Bachmann
As of January 1, 1997
Page 10



                      (vi) stock options granted to you under any of Spelling's Stock Option Plans which are exercisable on or prior to the date of the termination of your employment under paragraph 8(b) or 8(c) or that would have vested and become exercisable on or before the last day of the Employment Term will be exercisable until six (6) months after the date of such termination or, if earlier, the expiration date of the stock options;

provided, however, you shall be required to mitigate the amount of any payment provided for in (i), (ii) and (iii) of this paragraph 8(d) by seeking other comparable employment or otherwise (to the extent required by law), and the amount of any such payment provided for in (i), (ii) and (iii) shall be reduced by any compensation earned by you from a third person except that mitigation shall not be required, and no reduction for any other compensation shall be made, for eighteen (18) months after the termination of your employment or for the period commencing with the termination of your employment and ending on the last day of the Employment Term, whichever is shorter. The payments provided for in (i) above are in lieu of any severance or income continuation or protection under any Spelling plan that may now or hereafter exist. The payments and benefits to be provided pursuant to this paragraph 8(d) shall constitute liquidated damages, and shall be deemed to satisfy and be in full and final settlement of all obligations of Spelling to you under this Agreement.

               (e) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical, dental and life insurance), coverage under all Spelling benefit plans and programs (including, without limitation, vacation, 401(k) and pension plans, LTD and car insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

               (f) Non-Renewal Notice, Etc. Spelling shall notify you in writing in the event that Spelling elects not to extend or renew this Agreement. If Spelling gives you such notice less than twelve (12) months before the end of the Employment Term, or your employment terminates pursuant to paragraph 8(b) or 8(c) hereof during the final twelve (12) months of the Employment Term, you shall be entitled to receive Salary as provided in paragraph 3(a), payable in accordance with Spelling's then effective payroll practices, subject to applicable withholding requirements, for the period commencing after the end of the Employment Term which, when added to the portion of the Employment Term, if any, remaining when the notice is given or the termination occurs,

Peter Bachmann
As of January 1, 1997
Page 11



equals twelve (12) months; provided, however, you shall be required to mitigate the amount of any payment pursuant to this paragraph 8(f) by seeking other comparable employment or otherwise (to the extent required by law), and the amount of any such payment shall be reduced by any compensation earned by you from a third person except that mitigation shall not be required, and no reduction for any other compensation shall be made, for six (6) months after the expiration of the Employment Term. The payments provided for in this paragraph 8(f) are in lieu of any severance or income continuation or protection under any Spelling plan that may now or hereafter exist.

        9. Death. If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive your Salary up to the date on which the death occurs and pro-rated Target Bonus and to exercise all Spelling stock options consistent with the terms and conditions of the Spelling Stock Option Plans.

        10. Section 317 and 507 of the Federal Communications Act. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Spelling for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Spelling, Viacom and/or Viacom's affiliates.

        11. Equal Opportunity Employer. You acknowledge that Spelling is an equal opportunity employer. You agree that you will comply with Spelling policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

        12. Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, in the case of Spelling, to the attention of the General Counsel of Spelling and, in your case, with a copy to the attention of Ronald S. Barak, Esq., Manatt, Phelps & Phillips, 11355 West Olympic Boulevard, Los Angeles, California 90064. Any notice given by mail shall be deemed to have been given three days following such mailing.

        13. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or Spelling, except that Spelling may assign this Agreement to Viacom or any affiliate of Viacom or any successor in interest

Peter Bachmann
As of January 1, 1997
Page 12



to Spelling, Viacom or any affiliate of Viacom. Notwithstanding the foregoing, no such assignment shall affect the duties and responsibilities provided for you herein.

        14. California Law. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein.

        15. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on Spelling to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

        16. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

        17. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

Peter Bachmann
As of January 1, 1997
Page 13



        18. Supersedes Previous Agreement. Except to the extent of any accrued but unpaid obligations under any prior agreement, this Agreement supersedes and cancels all prior agreements relating to your employment by Spelling.

        If the foregoing correctly sets forth our understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.


                                            Very truly yours,

                                            SPELLING ENTERTAINMENT GROUP INC.



                                            By: /s/ PHILIPPE P. DAUMAN
                                               ------------------------------
                                                  Name:   Philippe P. Dauman
                                                  Title:  Director


ACCEPTED AND AGREED:


   /s/ PETER BACHMANN
-----------------------------
       Peter Bachmann